Exhibit 99.1

Location Based Technologies Launches PocketFinder GPS Personal and Vehicle Locators throughout North America

IRVINE, Calif., Oct. 3, 2011— Location Based Technologies®, Inc. today announced the launch of its unique and easy to use PocketFinder® GPS Personal Locator and GPS Vehicle Locator devices for purchase throughout the United States and Canada exclusively from all Apple Retail Stores® and the Online Apple Store® (NASDAQ: AAPL ). Sales are expected to begin this month.

PocketFinder’s Personal Locator fits easily in a pocket, purse or backpack and provides real-time information that allows users to locate the devices online at any time from almost anywhere. The portable GPS Personal Locators are especially useful in locating children and elderly seniors who might get lost. The devices are as easy to recharge as a cell phone.

PocketFinder Vehicle attaches to automobiles, recreational vehicles, motorcycles, boats, snowmobiles, jet skis—virtually any powered vehicle. It allows users to pinpoint the location of the vehicles as well as their speeds—capabilities especially welcomed by parents of teenage drivers. The compact GPS Vehicle Locator can also help authorities to quickly find a lost or stolen vehicle.

“Just because you are on the move doesn’t mean that you have to be out of touch with the most important elements of business or life. We optimize the way technology allows you to know the “location” of what you value, even when you cannot be there,” stated Dave Morse, CEO of Location Based Technologies. “Selling our products through Apple Online and Retail stores fits perfectly with our focus on quality and service as we provide customers with peace of mind in knowing where people, pets and things that are most important to them are located at all times.”

The heart of the PocketFinder system is the online PocketFinder GPS User Interface and an iOS App for the iPod touch, iPhone, and iPad which can also be accessed via a web browser.

The online PocketFinder GPS Mapping Application pinpoints the location of all selected PocketFinder GPS Personal and Vehicle Locators.  Users can customize the map application by establishing zones that automatically send alerts if a loved one enters or leaves a zone on foot or in a vehicle. In addition, speed alerts can be set that notify users if a vehicle exceeds set speed limits. Alerts are sent instantly via email, SMS text, and push notification.

MSRP for the PocketFinder GPS Personal Locator is $149. The PocketFinder GPS Vehicle Locator is $189. Both include two months of activation. Ongoing monthly wireless connectivity charges are $12.95.

About Location Based Technologies
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and develops PocketFinder personal locator devices for a highly mobile society. PocketFinder devices provide an easy solution to help people use technology to stay connected to what they value most—loved ones, pets, vehicles and assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with PocketFinder on Facebook: http://www.facebook.com/PocketFinder or follow on Twitter at https://twitter.com/#!/PocketFinderGPS.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

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